Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement filed by Carroll Bancorp, Inc. on Form S-8 (File No. 333-186267) of our report dated March 8, 2016 with respect to the consolidated financial statements of Carroll Bancorp, Inc., which appears in this Annual Report on Form 10-K of Carroll Bancorp, Inc. for the year ended December 31, 2015.

/s/ Stegman & Company

Baltimore, Maryland
March 8, 2016